UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 30, 2016

READING INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 30, 2016, Reading International, Inc. (“Reading”), closed facilities providing for construction and mezzanine financing totaling up to $57.5 million to be used for the redevelopment of 44 Union Square, in New York City.   The facilities includes a $50 million construction facility (the “Construction Loan”) from the Bank of the Ozarks to the wholly-owned Reading subsidiaries that are doing the redevelopment and that own the applicable land, improvements and air rights (collectively, the “Development Subsidiary”) and a $7.5 million mezzanine loan (the “Mezzanine Loan” and collectively with the Construction Loan, the “Loans”) from an affiliate of Fisher Brothers to the parent of the Development Subsidiary (the “Mezzanine Borrower”).   The Bank of the Ozarks and the Fisher Brothers affiliate are referred to herein as the “Lenders.”

The Construction Loan is secured by all of the assets of the Development Subsidiary, including the land and improvements at 44 Union Square and associated air rights.   The Mezzanine Loan is secured by a pledge of all of the equity interests in the Development Subsidiary.    The Loans are guaranteed by Reading, and have an original maturity date of December 29, 2019, with (subject to the satisfaction of certain conditions precedent and the payment of extension fees) two one-year extension options.  Interest on the Loans is payable monthly out of loan proceeds through the applicable amortization commencement  date;  provided, however, that the Construction Loan and Mezzanine Loan require minimum interest payments of $2.5 million and $1.6 million, respectively, over their respective terms.  The interest rate on the Construction Loan is one-month LIBOR plus 425 basis points, subject to a floor rate of 4.75%.   The Mezzanine Loan is LIBOR (as specified by the Mezzanine Borrower from time to time) plus 1,000 basis points, subject to a floor rate of 10.5%.  At the closing, the Lenders were reimbursed for their out of pocket costs plus each Lender was paid a lenders fee equal to 1% of the amount of the Construction Loan and the Mezzanine Loan, as applicable.

An initial funding of $8 million was made by the Bank of the Ozarks at the closing, to repay the existing mortgage encumbering 44 Union Square.   The Development Subsidiary has already invested in cash approximately $14 million in this project (in addition to the value of the underlying land).  Subject to the satisfaction of certain conditions precedent, including the investment, calculated as of the date of closing, of not less than approximately $17 million in additional equity by the Development Subsidiary,  the remainder of the Loan Proceeds will be disbursed monthly subject to the satisfaction of applicable conditions to such advances.

Outstanding loan balance amortization payments on the Construction loan begin in September, 2019, unless prior to that date the Development Subsidiary achieves a specified debt coverage ratio and debt yield that would support an earlier repayment of principal.   Such payments are to be equal to the principal and interest payment due each month based on the then outstanding loan balance, the interest rate, and a declining twenty-five year amortization period.  The outstanding loan balance on the Mezzanine Loan is all due and payable at maturity (as extended pursuant to the exercise of any extension option).

Reading, as guarantor, is required to maintain unencumbered cash balances and available lines of credit in an amount of not less than $7.5 million and a minimum tangible fair market value net worth of $50,000,000 (calculated without reference to its ownership interest in the Development Subsidiary).  In the event that the Construction Loan and the Mezzanine Loan are paid in full by Reading under is guaranty,  Reading will be entitled to step into the shoes of the Lenders.

The Loans are subject to usual and customary default and cure provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.3
READING INTERNATIONAL, INC.

Date: January 5, 2017	By:	/s/ Devasis Ghose
	Name:	Devasis Ghose
	Title:	Executive Vice President and Chief Financial Officer